Exhibit 99.1

FINAL DRAFT

Press Contact:	Investor Contact:
Todd Evans	Joanne Keates
Media Relations	Vice-President, Investor Relations
MSC.Software	MSC.Software
(714) 445-3066	(714) 444-8551
todd.evans@mscsoftware.com	joanne.keates@mscsoftware.com

MSC.Software Expects to Restate 2001 and 2002 Financials to Make Non-

Cash Adjustments and to Revise 2003 Income from Continuing Operations;

Will Delay 2003 Form 10-K Filing

SANTA ANA, Calif., - March 30, 2004 - MSC.Software Corp. (NYSE: MNS) today announced that it expects to restate its financial statements for 2001 and 2002 to make non- cash adjustments and expects to revise its previously announced income from continuing operations for 2003. The Company also will delay the filing of its 2003 Form 10-K.

The Company currently anticipates that the net effect of these revisions and restatements, all of which are non-cash items, will be:

•

the previously announced loss from continuing operations of ($240,000) or ($0.01) per diluted share, for the year ended December 31, 2003 will actually be income from continuing operations of $1,246,000, or $0.04 per diluted share;

•	an increase in the loss from continuing operations of $207,000, or $0.02 per diluted share, for the year ended December 31, 2002, from ($0.37) to ($0.39) per diluted share;

•	an increase in income from continuing operations of $735,000, or $0.03 per diluted share, for the year ended December 31, 2001, from $0.57 to $0.60 per diluted share; and

•	the net effect of all changes will increase shareholders equity as of December 31, 2003, from $223.6 million to $224.5 million.

“The restatement for 2001-2002 and the delay in filing our financial statements for 2003, while unfortunate, are the appropriate courses of action,” said Frank Perna, chairman and CEO, MSC.Software.  “This does not change the fundamental strength of our business and the MSC.Software executive team and board of directors are wholly committed to continually scrutinizing and improving our financial reporting processes and procedures.”

The filing delay is related to an independent review of allegations regarding possible withholding of information from MSC.Software’s independent auditors relating to accounting for stock options of a departing employee of a foreign subsidiary, as well as the need to complete the audit referred to below.  The independent review is being directed by the MSC.Software audit committee and conducted jointly by outside counsel for the Company and by separate counsel for the audit committee.

The restatement will relate to MSC.Software’s consolidated financial statements as of and for the years ended December 31, 2001 and 2002 and the opening balance sheet at January 1,

2001.  Management of MSC.Software currently anticipates that the revision and restatement will relate to the following matters:

•	revenue recognized in the fourth quarter of 2002 that should have been deferred as a result of MSC.Software’s settlement with the FTC in November of 2002;

•

an increase in selling, general and administrative expense and additional paid-in capital in 2002 relating to a compensation charge as a result of the modification of stock options relating to two departing employees;

•	an increase to retained earnings as of January 1, 2001 resulting from the reversal of a valuation reserve for capitalized software;

•

decreases in the income tax provision in 2001, 2002 and 2003 related to the tax effects of the adjustments described above and the accounting for a deferred tax liability in connection with an acquisition;

•	recognizing an accrual for certain foreign defined benefit plans in the applicable years rather than in 2003; and

•	a decrease in goodwill in 2001 and a decrease in related impairment charges in 2002, in each case relating to the acquisition of Advanced Enterprise Solutions, Inc.

The restatement and these adjustments are subject to audit by MSC.Software’s independent auditors and are subject to change as part of the audit process.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include delays in developing, completing, or shipping new or enhanced products, the ability to assimilate acquisitions into MSC’s operations, foreign currency translations, and other risks and uncertainties that are detailed in the Company’s annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.

Conference Call

MSC.Software will host a conference call and Webcast live today at 2:30 p.m. Pacific (5:30 p.m. Eastern) to discuss the delay in the 2003 10-K filing.  The call can be accessed from the Company’s website at http://www.mscsoftware.com/ir. It can also be accessed through the following dial-in number: US — (800) 374-0151.  Upon completion of the conference call, an archived version of the conference call will be available at the Company’s Website and a conference call replay will also be available for 48 hours at US - (800) 642-1687 using the conference ID code: 6540326.

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of simulation software and services, that helps companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software, services and systems. MSC.Software employs more than 1400 people in 23 countries. For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.